EXHIBIT 23.1

          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Morgan Beaumont, Inc.

6015 31st Street East

Bradenton, FL 34203

Gentlemen:

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-B2/A, Amendment No. 6, of our report dated December 20, 2005 included in the Annual Report on Form 10-KSB of Morgan Beaumont, Inc. as of and for the year ended September 30, 2005, the nine months ended September 30, 2004 and the period July 10, 2000 to September 30, 2005.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kingery & Crouse, P.A.

Kingery & Crouse, P.A.

April 11, 2006

2801 WEST BUSCH BOULEVARD, SUITE 200, TAMPA, FLORIDA 33618

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